UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 8, 2007

Alliant Energy Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-9894	39-1380265
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4902 North Biltmore Lane, Madison, Wisconsin		53718
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(608) 458-3311

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[	] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                    Results of Operations and Financial Condition.

On February 8, 2007, Alliant Energy Corporation (the “Company”) issued a press release announcing its earnings for the fourth quarter and year ended December 31, 2006, an agreement to sells its Laguna del Mar property located in Mexico, an increase of its share repurchase program, its earnings guidance for 2007 and its projected 2007 and 2008 capital expenditures. A copy of such press release is furnished as Exhibit 99.1 and is incorporated by reference herein. Alliant Energy has included the following non-GAAP (accounting principles generally accepted in the United States of America) financial information in its press release: 1) fourth quarter 2006 and year ended 2006 earnings from continuing operations excluding a gain on the sale of Alliant Energy New Zealand Ltd. stock, 2) fourth quarter 2005 and year ended 2006 and 2005 earnings from continuing operations excluding debt repayment premiums, and 3) fourth quarter 2005 and year ended 2005 earnings from continuing operations excluding Brazil non-cash asset valuation charges. Alliant Energy has reported this non-GAAP financial information as an alternate measure to enable investors to better understand the operating performance of Alliant Energy.

Item 8.01	Other Events.

On February 8, 2007, Alliant Energy issued a press release announcing that its Board of Directors approved a plan to increase the previously announced share repurchase program by an additional $200 million to $400 million. The Company currently plans to complete the repurchases in 2007 and expects to fund them primarily by available cash and anticipated proceeds from the sale of the Laguna del Mar property. A copy of such press release is attached as Exhibit 99.1 and the section captioned “Share Repurchase Program Update” is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits. The following exhibits are being furnished herewith:
(99.1)	Alliant Energy Corporation press release dated February 8, 2007, however, the section of Exhibit 99.1 captioned “Share Repurchase Program Update” is being filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION

Date: February 8, 2007	By: /s/ Thomas L. Hanson
Thomas L. Hanson
Vice President-Controller and
Chief Accounting Officer

ALLIANT ENERGY CORPORATION

Exhibit Index to Current Report on Form 8-K

Dated February 8, 2007

Exhibit Number

(99.1)	Alliant Energy Corporation press release dated February 8, 2007.